UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2009
Hiland Holdings GP, LP
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-33018 (Commission File Number)	76-0828238 (IRS Employer Identification No.)
205 West Maple, Suite 1100
Enid, Oklahoma 73701
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (580) 242-6040
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     Merger Agreement
     On June 1, 2009, Hiland Holdings GP, LP, a Delaware limited partnership (the “Partnership”), announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) with HH GP Holding, LLC, an Oklahoma limited liability company and an affiliate of Harold Hamm (“Parent”), HPGP MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), under which the Parent Parties have agreed to acquire all of the outstanding common units of the Partnership not owned by Mr. Hamm, his affiliates or Hamm family trusts.
     Under the terms of the Agreement, Merger Sub will be merged with and into the Partnership, with the Partnership continuing as the surviving entity (the “Merger”). At the effective time of the Merger, each outstanding common unit of the Partnership, other than those units owned by Mr. Hamm, his affiliates and Hamm family trusts, will be cancelled and converted into the right to receive $2.40 in cash, without interest (the “Merger Consideration”). Immediately prior to the effective time of the Merger, each award of Restricted Units (as defined in the Hiland Holdings GP, LP Long-Term Incentive Plan) issued and outstanding to any nonemployee member of the Board of Directors shall become fully vested as common units and shall be converted into the right to receive the Merger Consideration. The Restricted Units, phantom units and options issued and outstanding to employees under the Holdings LTIP shall be unchanged and remain outstanding as Restricted Units, phantom units and options of the surviving entity. Upon consummation of the merger, the common units of the Partnership will no longer be publicly owned or publicly traded.
     The Parent Parties’ obligation to effect the Merger is conditioned upon, among other things, the simultaneous consummation of the merger contemplated in the Agreement and Plan of Merger (the “Hiland Partners Agreement”) entered into by Parent, HLND MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Hiland Partners Merger Sub”), Hiland Partners, LP, a Delaware limited partnership (“Hiland Partners”), and Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of Hiland Partners (“Hiland Partners GP”), under which Parent and Hiland Partners Merger Sub have agreed to acquire all of the outstanding common units of Hiland Partners that are not owned by Mr. Hamm or his affiliates for $7.75 per unit. Under the terms of the Hiland Partners Agreement, the Hiland Partners Merger Sub will be merged with and into Hiland Partners, with Hiland Partners continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Hiland Partners Merger” and, together with the Merger, the “Hiland Mergers”).
     Conflicts committees comprised entirely of independent members of the boards of directors of the general partners of Hiland Partners and the Partnership (collectively, the “Hiland Companies”) separately determined that the going-private transactions are advisable, fair to and in the best interests of the applicable Hiland Company and its public unitholders. Based on the recommendation of its conflicts committee, the board of directors of the general partner of each of Hiland Partners and the Partnership has approved the applicable merger agreement and has recommended, along with its respective conflicts committee, that the public unitholders of Hiland Partners and the Partnership, respectively, approve the applicable merger.
     Mr. Hamm is the chairman of the board of directors of Partnership GP and Hiland Partners GP. Mr. Hamm, either individually or together with his affiliates and Hamm family trusts, beneficially owns 100% of Holdings GP and approximately 61% of the outstanding common units of the Partnership.
     The Hiland Mergers, which are expected to be completed in the third quarter of 2009, are subject to customary closing conditions, including the approval by holders of a majority of the public common units of the applicable company. The Hiland Partners Merger is also conditioned upon the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     The Hiland Mergers will be financed entirely with cash contributed by Mr. Hamm and Hamm family trusts to the acquiring affiliates. There is no financing condition to the obligations of Mr. Hamm and his affiliates to consummate the transactions. Mr. Hamm has delivered to Parent a funding commitment letter (the “Commitment Letter”) pursuant to which Mr. Hamm has committed to contribute the aggregate merger consideration of approximately $21.2 million to Parent prior to the closing of the Merger. Pursuant to its terms, the Partnership is a third-party beneficiary of the Commitment Letter. Hiland Partners is a third-party beneficiary to a similar funding commitment letter related to the Hiland Partners Merger (the “Hiland Partners Commitment Letter”).
     The Agreement contains certain termination rights, including if the Conflicts Committee or Board of Directors of the Partnership GP fails to recommend the Merger or approves or recommends an Alternative Proposal (as defined in the Agreement), and provides that, upon the termination of the Agreement under specified circumstances, the Partnership will be required to pay to Parent the full amount of Parent’s expenses incurred in connection with the Merger, up to $800,000. Either party may terminate the Agreement if the Merger has not been consummated on or before November 1, 2009 and the party seeking to terminate the Agreement has not breached the Agreement in a manner that proximately caused the failure of the Merger to be consummated.
     In connection with the Merger, the Partnership and Partnership GP have entered into a voting agreement (the “Holdings Support Agreement”) with Mr. Hamm, Continental Gas Holdings, Inc., an Oklahoma corporation and an affiliate of Mr. Hamm, and Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust, pursuant to which Mr. Hamm and his affiliates have agreed to vote their common units in favor of the approval of the Merger, the approval and adoption of the Agreement, and against any competing proposal. Mr. Hamm and his affiliates collectively own approximately 61 percent of the outstanding common units of the Partnership
     Additionally, the Partnership and Partnership GP have entered into a voting agreement related to the Hiland Partners Merger (the “Hiland Partners Support Agreement”) with Hiland Partners, Hiland Partners GP, Parent and Hiland Partners Merger Sub, pursuant to which the Partnership has agreed to vote the common units in Hiland Partners and the subordinated units in Hiland Partners held by it in favor of the approval of the Hiland Partners Merger, the approval of the Hiland Partners Agreement, and against any competing proposal. The Partnership owns approximately 37 percent of the outstanding common units and all of the outstanding subordinated units of Hiland Partners.
     The foregoing summary of the Agreement, the Hiland Partners Agreement, the Hiland Partners Support Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, the Hiland Partners Agreement, the Commitment Letter, the Hiland Partners Commitment Letter, the Holdings Support Agreement and the Hiland Partners Support Agreement, which are attached as exhibits to this Current Report and incorporated herein by reference.
     The Agreement and the Hiland Partners Agreement have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Partnership. The representations, warranties, and covenants contained in the Agreement and the Hiland Partners Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement or the Hiland Partners Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
Important Additional Information Regarding the Hiland Mergers will be Filed with the SEC:
In connection with the proposed mergers, the Hiland Companies will file a joint proxy statement and each of Hiland Partners and Hiland Holdings will file other documents with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE HILAND COMPANIES AND THE HILAND MERGERS. Investors and security holders may obtain copies of the joint proxy statement and other documents that Hiland Partners or Hiland Holdings file with the SEC (when they are available) free of charge at the SEC’s web site at http://www.sec.gov. The definitive joint proxy statement and other relevant documents may also be obtained (when available) free of charge on the Hiland Companies’ web site at http://www.hilandpartners.com or by directing a request to either (i) Hiland Partners, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HLND), or (ii) Hiland Holdings GP, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HPGP).

The Partnership and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of the Partnership and Hiland Partners and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of the Partnership and Hiland Partners in connection with the proposed transactions. Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the joint proxy statement described above. Additional information regarding the directors and executive officers of the Partnership and Hiland Partners is also included in each Hiland Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which were filed with the SEC on March 9, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Hiland Partners or Hiland Holdings, as applicable, as described above.
Item 7.01. Regulation FD Disclosure
     On June 1, 2009, the Partnership and Hiland Partners issued a joint press release announcing that they had entered into the Agreement and the Hiland Partners Agreement, respectively. A copy of the press release is attached as Exhibit 99.1 hereto.
     The statements included in this Current Report on Form 8-K regarding any transaction with Harold Hamm and his affiliates, including the timing thereof, the likelihood that either such transaction could be consummated and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, actions by regulatory authorities, market conditions, the Hiland Companies’ financial results and performance, satisfaction of closing conditions, actions by any other bidder and other factors detailed in risk factors and elsewhere in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Hiland Companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1
Agreement and Plan of Merger, dated as of June 1, 2009, by and between Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, HH GP Holding, LLC and HPGP MergerCo, LLC. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request.

2.2
Agreement and Plan of Merger, dated as of June 1, 2009, by and between Hiland Partners, LP, Hiland Partners GP, LLC, HH GP Holding, LLC and HLND MergerCo, LLC. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request.

2.3	Funding and equity rollover commitment letter, dated as of June 1, 2009, by and between Harold Hamm and HH GP Holding, LLC (related to the Hiland Holdings GP, LP merger).

2.4	Funding commitment letter, dated as of June 1, 2009, by and between Harold Hamm and HH GP Holding, LLC (related to the Hiland Partners, LP merger).

2.5
Support Agreement, dated as of June 1, 2009, by and between Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, Harold Hamm, Continental Gas Holdings, Inc., Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust, HH GP Holding, LLC and HPGP MergerCo, LLC.

2.6
Support Agreement, dated as of June 1, 2009, by and between Hiland Partners, LP, Hiland Partners GP, LLC, Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, HH GP Holding, LLC and HLND MergerCo, LLC.

99.1	Joint Press Release issued by Hiland Holdings GP, LP and Hiland Partners, LP on June 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILAND HOLDINGS GP, LP
By:	Hiland Partners GP Holdings, LLC, its General Partner

By:	/s/ Matthew S. Harrison
	Name:	Matthew S. Harrison
	Title:	Chief Financial Officer, Vice President—Finance and Secretary

June 1, 2009